Exhibit 10.28

CONSULTING AGREEMENT

     This Agreement (this “Agreement”), dated as of November 19, 2004, between Save the World Air, Inc., a Nevada corporation (the “Company”), and London Aussie Marketing, Ltd. (the “Consultant”).

RECITALS

     WHEREAS, the Company is in the business, among other things, of supplying the goods described on Exhibit A attached hereto (the “Goods”).

     WHEREAS, Consultant has provided services to the Company including the introduction of the Company to a strategic partner (the “Strategic Partner”);

     WHEREAS, the Company and Consultant desire to enter into a relationship whereby Consultant will provide services to the Company on the terms and conditions set forth herein.

AGREEMENT

     NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. Scope of Services to Be Provided. Consultant shall provide to the Company, on an as needed basis, assistance, advice and support relating to the Company’s business, as the Company may request from time to time. Without limiting the generality of the foregoing, Consultant shall:

       (a) Shall undertake and perform the following tasks and such additional or other responsibilities as may be reasonably assigned to Consultant from time to time by the Company’s Chief Executive Officer, Chief Operating Officer, or Director of Research and Development:

          (i) Managing the Company’s relationship with the Strategic Partner, including management services already provided by Consultant.

          (ii) Assisting the Strategic Partner in soliciting orders for, and generating contracts with respect to, the Products, including assistance already provided by Consultant.

       (b) Assist in the preparation of regular monthly reports to the Company on the efforts expended and undertaken on each project assigned to or undertaken by Consultant.

     2. Term.

       (a) This Agreement shall continue in full force for a period of 7, years unless earlier terminated in accordance with this Section 2 or Section 6. The obligations of Consultant upon the termination of this Agreement for any reason are described in Section 7.

       (b) This Agreement shall be automatically renewed for successive one-year terms unless either party provides written notice of its election not to renew this Agreement at least 60 days prior to the expiration of the then current term, in which case the Agreement shall terminate upon expiration of such term.

     3. Compensation of Consultant.

       (a) Royalties. In full consideration of all rights granted herein and all services performed and to be performed hereunder, the Company will pay to Consultant royalties from revenues derived from contracts with customers generated by the Strategic Partner, provided that the Strategic Partner was instrumental in generation of such contracts, subject to the Company’s acceptance of the Strategic Partner and entry into a binding joint venture, strategic alliance or similar agreement of Strategic Partner, as follows.

          (i) Consultant shall be paid a royalty equal to 1.25% of Gross Receipts (as defined below) from revenues derived from contracts generated by the Strategic Partner.

          (ii) “Gross Receipts” shall mean 100% of all sums received by or credited to the Company and its affiliates from unrelated third parties from revenues that are derived from contracts generated by the Strategic Partner and that originate from the country in which such contract is located. Gross Receipts shall be deemed to exclude sums received by the Company and/or its affiliates which represent sales taxes, value added taxes, excise taxes, and similar taxes which are collected by the Company and its affiliates as required by any requisite taxing authorities of any government, but limited to the extent that such taxes are paid and not returned or credited to the Company or an affiliate. Gross Receipts shall also be deemed to exclude foreign currencies to the extent any foreign licensing society or organization collects or withholds any portion thereof on behalf of or for the benefit of the Company. With respect to foreign currencies received by the Company and its affiliates in connection herewith, it is agreed and understood that such sums received shall be included in Gross Receipts hereunder, whether or not such sums have been received in U.S. dollars in the United States, and whether or not such sums which are capable of being remitted to the United States have yet been remitted. Gross Receipts are not subject to retroactive adjustments for returns, refunds, credits, settlements, rebates and discounts.

          (iii) Royalties shall be payable pursuant to this Section 8(a) during the period beginning on the date of this Agreement and ending on the date occurring ten years thereafter.

          (iv) All amounts payable to Consultant pursuant to this Section 8(a) shall be paid by the Company no later than 30 days after the end of each calendar quarter in respect of the applicable Gross Receipts amounts actually received by the Company in such quarter. A statement of account prepared by the Company shall accompany each such payment to Consultant.

       (b) Warrants. Subject to compliance with applicable securities laws, the Company shall issue to Mark Thornton, an individual, warrants to purchase shares of common stock of the Company as follows:

          (i) Warrants to purchase 50,000 shares of common stock of the Company issuable upon the date hereof in exchange for the Consultant’s introduction of the Strategic Partner to the Company. Such warrants shall have a term of five years and have an exercise price of $1.00 per share.

          (ii) Warrants to purchase 450,000 shares of common stock of the Company, subject to and issuable upon the Company making a formal public announcement that it has entered into a binding joint venture, strategic alliance or similar agreement with the Strategic Partner. Such warrants shall have a term of five years and have an exercise price of $1.00 per share. Shares shall be in the name of London Ausie Marketing Ltd.

       (c) Form S-8 Registration. The Company agrees to file with the Securities and Exchange Commission as soon as practicable a registration statement on Form S-8 (or other available form) registering the resale of the shares of common stock issuable upon exercise of the warrants to be issued pursuant to Section 3(b).

     4. Nondisclosure. Without the express prior written consent of the Company, Consultant shall not reveal to any third party any information of the Company that is identified by the Company as being of a confidential or proprietary nature (the “Confidential Information”). Confidential Information may be used by Consultant only with respect to performance of its obligations under this Agreement, and only by those employees of Consultant who have a need to know such information for the purposes related to this Agreement. Consultant shall protect the Confidential Information by using the same degree of care (but no less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information that the Company uses. Consultant’s obligation with respect to any Confidential Information under this Section 5 shall continue after and survive the termination of this Agreement.

     5. No Servicing by Consultant. It is understood by Consultant that it is not authorized by this Agreement to perform servicing of any kind upon any Goods in the Territory or elsewhere, absent the express prior written approval of the Company.

     6. Termination.

       (a) The Company shall have the right to terminate this Agreement effective immediately by written notice to Consultant if:

          (i) Consultant engages in any conduct which threatens injury to the good name and reputation of the Company;

          (ii) the Company has reasonable grounds to believe that Consultant will be unable, whether because of financial difficulty or otherwise, to fulfill satisfactorily its obligations under this Agreement;

          (iii) Consultant fails to conduct its business in accordance with all applicable laws or regulations.

       (b) Either party to this Agreement may terminate this Agreement effectively immediately upon written notice if the other party becomes insolvent, discontinues its business, has a receiver appointed for it, any petition is filed by or against it in accordance with the bankruptcy laws, or any assignment is made by it for the benefit of creditors.

       (c) In the event either party to this Agreement shall fail to perform or fulfill any of its responsibilities as set forth herein, the other party may notify such defaulting party of the matter in breach and if such matter is not cured within 30 days after receipt of such notice the complaining party may by further written notice immediately terminate this Agreement.

       (d) Either party may terminate this Agreement in its sole discretion by giving to the other party no less than 90 days written notice thereof.

     7. Effect of Termination. Consultant shall immediately upon termination return to the Company all Confidential Information within its possession, including any documents of a confidential or proprietary nature concerning the Goods which it has in its possession and all forms, brochures and samples pertaining to the Goods. Any and all amounts due to Consultant pursuant to this Agreement in respect of orders that were placed prior to the date of termination shall be paid to Consultant pursuant to the manner described in Section 8.

     8. Applicable Law. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of California.

     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10. Amendments. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only on the written consent of all the parties to this Agreement.

     11. Notice. All notices, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered in person to the party to whom such notice is given, (ii) on the date such notice is posted by mail, postage prepaid, registered mail, properly addressed to the party receiving such notice, or (iii) upon the date of telex transmission, if by telex. Any notices hereunder shall be sent to the following addresses and telex numbers or such other addresses or telex numbers as may be designated by a party in writing from time to time in accordance with the procedure stated herein:

If to the Company:

Save the World Air, Inc.
5125 Lankershim Boulevard
North Hollywood, CA 91601
Facsimile: 818-487-8003
Attention: Eugene Eichler

If to Consultant:

London Aussie Marketing, Ltd.
2053 8th Avenue #2C
New York, NY 10026
Telephone: 212-222-0440
Attention: Mark Thornton

     12. Divisibility. If any of the terms, provisions, covenants or conditions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full effect and shall in no way be affected, impaired or invalidated.

     13. Final Agreement of the Parties. This Agreement supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between the parties hereto with respect to the subject matter hereof.

     14. Assignment. This Agreement may not be assigned by Consultant, in whole or in part, to any other party without the express written consent of the Company.

     15. Headings. The Section headings in this Agreement are for convenience of reference only and shall have no bearing on the enforcement or interpretation of this Agreement.

     16. Waiver. No waiver, forbearance or failure by either party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce such provision thereafter or to enforce any other provision of this Agreement.

     17. Jurisdiction. The parties hereby unconditionally and irrevocably agree that the state and federal courts of California and any California or federal court competent to hear appeals therefrom shall have the exclusive jurisdiction over any and all actions arising out of or in relation to this Agreement, or for the breach hereof.

     18. Relationship of the Parties. Consultant is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The parties, by this Agreement, have not entered into any form of joint venture or any other mutual enterprise, other than the rendering by Consultant of the services for the Company in accordance with the terms hereof. All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical, and general selling expenses, that may be incurred by Consultant in connection with this Agreement shall be born wholly and completely by Consultant, and the Company shall not be in any way responsible or liable therefore. Consultant does not have, nor shall it hold itself out as having, any right, power, or authority to create any contract or obligation, either expressed or implied, on behalf, in the name of, or binding upon the Company. Any and all agents and employees of Consultant shall be at Consultant’s own risk, expense and supervision, and the agents and employees of Consultant shall not have any claim against the Company for salaries, commissions, items of cost, or any other form of compensation. Consultant shall indemnify and hold the Company harmless from any cost and liability caused by any unauthorized act of Consultant, its agents or employees.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

“Company”

SAVE THE WORLD AIR, INC.

By:	/s/ Eugene Eichler

Name: Eugene E. Eichler
Title: President and Chief Financial Officer

“Consultant”

LONDON AUSSIE MARKETING, LTD.

By:	/s/ Mark Thornton

Name
Title:

Exhibit A

Description of the Goods

1. ZEFS devices

2. CAT-MATE devices

A-1